Exhibit 2.1

Execution Version

FIRST AMENDMENT to
ASSET PURCHASE AGREEMENT

This First Amendment to the Asset Purchase Agreement (this “Amendment”), dated October 23, 2018 (the “Effective Date”), is made by and between Walgreen Co., an Illinois corporation (“Buyer”) and Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Seller”, and together with Buyer, the “Parties”), and amends that certain Asset Purchase Agreement, dated September 7, 2018, by and between Buyer and Seller (the “Purchase Agreement”), pursuant to Section 10.8 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

RECITALS:

A.                 Pursuant to the Purchase Agreement, Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Purchased Assets and assume the Assumed Liabilities, under the terms and subject to the conditions set forth in the Purchase Agreement.

B.                 Pursuant to Section 10.8 of the Purchase Agreement, any provision of the Purchase Agreement can be amended, modified, replaced, terminated or cancelled only by written instrument signed by the Parties or as otherwise effected pursuant to Section 5.2(c) of the Purchase Agreement.

C.                 The Parties wish to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
Amendments

Section 1.1 Pharmacy Asset Sale Schedule. The Pharmacy Asset Sale Schedule is hereby amended and restated in its entirety as set forth on Annex A to delete each Pharmacy set forth on Annex B (each such Pharmacy on Annex B, an “Omitted Pharmacy”).

Section 1.2 Illustrative Closing Schedule. Schedule 2.3 of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex C.

Section 1.3 Script Purchase Price. In defining the Script Purchase Price in Section 2.2(a) of the Purchase Agreement, the reference to “$165,000,000” is hereby replaced with “$156,728,853”.

Section 1.4 Aggregate Inventory Purchase Price Cap. The reference to “$36,000,000” in each of Section 2.1(b)(ii), Section 2.1(c)(vi) and Section 2.2(a) of the Purchase Agreement is hereby replaced with “$34,707,219”.

Section 1.5 Pharmacies; Purchased Assets. All references in the Purchase Agreement, including the Schedules and Exhibits thereto, to “Pharmacies,” “Pharmacy” and “Purchased Assets” shall be deemed amended to remove the Omitted Pharmacies and the Script Assets and Inventory of the Omitted Pharmacies.

Section 1.6 Seller Disclosure Schedule. All disclosures set forth in the Seller Disclosure Schedule pertaining to any Omitted Pharmacy are hereby deleted in their entirety.

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Purchase Agreement will from and after the Effective Date refer to the Purchase Agreement as amended by this Amendment.

Section 2.2 Miscellaneous. Article X of the Purchase Agreement is hereby incorporated by reference as if fully set forth herein, mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

BUYER

WALGREEN CO.

By:	/s/ Mark Vainisi
Name:	Mark Vainisi
Title:	Senior Vice President, M&A

SELLER

FRED’S STORES OF TENNESSEE, INC.

By:	/s/ Joseph M. Anto
Name:	Joseph M. Anto
Title:	Interim Chief Executive Officer and Chief Financial Officer